Exhibit 99.1
Liberty Property Trust
Statement of Operations
December 31, 2008
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Unaudited)
Operating Revenue
Rental	$131,919	$130,062	$520,301	$480,107
Operating expense reimbursement	57,283	55,074	228,219	206,724

Total operating revenue	189,202	185,136	748,520	686,831

Operating Expenses
Rental property	40,099	38,576	152,786	143,646
Real estate taxes	20,325	19,503	86,320	72,563
General and administrative	14,157	15,260	54,378	54,249
Depreciation and amortization	42,775	43,759	173,097	155,616

Total operating expenses	117,356	117,098	466,581	426,074

Operating Income	71,846	68,038	281,939	260,757

Other Income/Expense
Interest and other	4,069	3,895	13,508	11,727
Debt extinguishment gain	2,521	—	2,521	—
Interest	(38,712)	(39,433)	(155,675)	(127,058)

Total other income/expense	(32,122)	(35,538)	(139,646)	(115,331)

Income before property dispositions, income taxes, minority interest and equity in earnings of unconsolidated joint ventures	39,724	32,500	142,293	145,426
Gain (loss) on property dispositions	8,633	(176)	10,572	1,463
Income taxes	(273)	201	(1,645)	709
Minority interest	(7,171)	(6,447)	(27,062)	(23,598)
Equity in earnings of unconsolidated joint ventures	948	(1,252)	2,805	(226)

Income from continuing operations	41,861	24,826	126,963	123,774

Discontinued operations of net minority interest (including net gain on property)
dispositions of $9,244 and $25,032 for the quarters ended December 31, 2007 and 2006 dispositions of $9,884 and $9,233 for the quarters ended December 31, 2008 and 2007 and $23,519 and $33,611 for the years ended December 31, 2008 and 2007)	9,937	10,706	24,979	41,057

Net Income	$51,798	$35,532	$151,942	$164,831

Basic income per common share
Continuing operations	$0.43	$0.27	$1.35	$1.36

Discontinued operations	$0.10	$0.12	$0.27	$0.45

Total basic income per common share	$0.53	$0.39	$1.62	$1.81

Diluted income per common share
Continuing operations	$0.43	$0.27	$1.35	$1.35

Discontinued operations	$0.10	$0.12	$0.27	$0.45

Total diluted income per common share	$0.53	$0.39	$1.62	$1.80

Weighted Average Shares
Basic	97,493	91,206	93,624	91,185

Diluted	97,493	91,495	93,804	91,803